[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT 10.1

LICENSE AND SUPPLY AGREEMENT

THIS AGREEMENT, is made this 26th day of October, 2012 by and between MG Energy LLC, a Delaware limited liability company, having its registered office at 615 South DuPont Highway, Dover, Delaware 19901 U.S.A. (hereinafter referred to as “LICENSEE”) and Dais Analytic Corporation, a Florida corporation having its headquarters at 11552 Prosperous Drive, Odessa, Florida 33556 U.S.A. (hereinafter referred to as “LICENSOR”) LICENSOR and LICENSEE are referred to hereinafter individually as the “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, LICENSEE has the means to manufacture and sell energy recovery ventilators and other HVAC products; and

WHEREAS, LICENSOR manufactures and sells energy recovery ventilators, energy recovery ventilator cores containing certain moisture transfer membranes and moisture transfer membranes for use in various applications including, but not limited to, energy recovery ventilators within the HVAC market segment; and

WHEREAS, LICENSOR holds the rights to certain intellectual property pertaining to certain moisture transfer membranes and the use thereof in energy recovery ventilators and other HVAC applications, consisting of certain Intellectual Property Rights, Know-How, Trade Secrets, and Patents; and

WHEREAS, LICENSEE desires to obtain an exclusive license in the Territory to utilize the Intellectual Property, and certain improvements thereto  in the manufacture and sale of energy recovery ventilators in the Field (as defined herein) and to purchase its requirements of Products from LICENSOR for use pursuant to terms and conditions of said license; and

WHEREAS, LICENSOR desires to grant such license and sell LICENSEE Products for use pursuant to said license; and

WHEREAS, LICENSOR and LICENSEE now wish to enter into this agreement on the terms set forth below.

NOW, THEREFORE, in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Parties hereto agree as follows:

Article 1.  Definitions

1.01           “Confidential Information” shall mean communication or data, in any form, including but not limited to oral, written, observations, or viewing, graphic or electromagnetic forms which a Party desires to protect against unrestricted disclosure or competitive use including, but not limited to, LICENSOR’s Intellectual Property.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.02           “Energy Recovery Ventilator” shall mean a type of mechanical equipment, of which an energy recovery ventilator air to air exchanger core  is a component, that assists in the recovery of energy (sensible and latent) from the exhaust air expelled by an HVAC system for the purpose of pre-conditioning the incoming outdoor air's latent and sensible components prior to supplying the conditioned air to a residential or commercial building, either directly or as part of an air-conditioning system.

1.03           “Field” shall mean Energy Recovery Ventilators for installation in industrial, commercial or residential buildings.

1.04           “Improvements” shall mean all inventions and developments relating to Product within the Field, whether patentable or not, the rights to which either Party creates, secures, controls, or acquires by assignment, license or otherwise, during the term of this Agreement which are based upon, relate to or derived from  any claim of any Patent listed on Schedule A

1.05           “Intellectual Property” shall mean those Intellectual Property Rights, Know-How, Trade Secrets, Patents and Trademarks useful in the manufacture and sale of Product within the Field and owned by LICENSOR.

1.06           “Intellectual Property Rights” shall mean all protectable intellectual property or proprietary rights, in whatever median, whether registered or unregistered, foreign or domestic, existing as of the date of this Agreement and relating to the Product in the Field, including, but not limited to (i) rights relating to the Product in the Field which are provided by a United States or foreign patent, trademark/service mark, copyright or a similar government-granted right, including reissues, reexaminations or extensions thereof, (ii) applications for the foregoing, including any divisions, continuations and continuations-in-part thereof, (iii) potentially patentable inventions with respect to the Product in the Field, (iv) all those Patents, and (v) all common law rights pertaining to the items listed in (i)-(iv) hereof.

1.07           “Know-How” shall mean, with respect to the Product in the Field, any and all: (i) design drawings, (ii) specifications and performance criteria, (iii) operating instructions and maintenance manuals, (iv) technology, technical and manufacturing information, including production documentation and methods layouts, (v) computer software and related documentation, (vi) prototypes, models, or samples, (vii) computer-aided design or computer aided manufacturing data, and (viii) other tangible materials necessary for the manufacture, sale, or testing of the Product in the Field and owned or controlled by LICENSOR at the commencement of this Agreement.

1.08           “Maintenance Fees” shall mean LICENSEE’s pro rata portion (relative to the other entities holding licenses on the Intellectual Property) of the costs and expenses incurred or paid (including the reasonable legal fees of LICENSOR) in connection with: (i) applying for, initiating, maintaining, obtaining and modifying any patents and patent applications, Trademarks and Trademark applications, copyrights and copyright applications including the filing of any application or any continuation in part, whether in the U.S. or internationally, or such other intellectual property protections deemed to be reasonably necessary or advisable by LICENSOR in connection with the Intellectual Property; (ii) prosecuting any claims related to the Intellectual Property and (iii) defending the Intellectual Property or other intellectual property against any claim or the exercise of any purported right with respect to the Product , including any claim of infringement by a third party.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.09           “Moisture Transfer Material” herein referred to as “MTM” means a thin film polymer membrane which is capable of reversibly adsorbing and desorbing water molecules and is composed in part or in whole of an organic layer of hydrocarbon ionomeric material, possibly bonded to a reinforcing substrate, and chemically stabilized for standard industrial thin film or precision lamination manufacturing.

1.10           “NanoAir” shall mean a device which is incorporated in a chiller installed in a commercial, industrial or residential building and employs MTM in concert with evaporative cooling and vapor compression to reduce the temperature of an open or closed water loop or a potable water supply connected to the chiller by transferring the heat of said water stream to a secondary stream, which allows the water stream to cool a second air stream supplied to air handling units in said building for the purpose of providing air conditioning, or alternatively the cooled water stream is used directly to reduce the temperature of a process load of said buildings.

1.11           “Net Sales Price” means the gross sales or lease price, as the case may be, of the Product sold or leased by LICENSEE, less the following items:

a.	consumption tax, sales, excise and value added taxes;
b.	custom duties;
c.	cost of transportation and freight insurance without mark-up or added fees;
d.	reasonable and customary trade, cash and quantity discounts;
e.	amounts repaid or credited by reason of timely rejections or returns of goods provided, however, that if  Product is transferred by LICENSEE to a third party or transferred, disposed of, sold or leased to any party of whom 25% or more of its shares are owned by LICENSEE then the Net Sales Price for the purpose of computing royalties hereunder shall be the higher of the sales price or lease amount received with regard to the transaction in question and the average Net Sales Price of such Product as then sold or leased by LICENSEE to unrelated customers in similar quantities and under similar terms.

1.12           “Patent” shall mean a patent mark, as defined by applicable law that is: (i) owned, controlled or used by LICENSOR; and (ii) the subject of a registration or a pending application for registration claiming inventions relating to Product in the Field and described on Schedule A.

1.13           “Product” shall mean an Energy Recovery Ventilator air to air exchanger core containing MTM (“Core”), MTM, NanoAir and/or Systems, and each falling within the Field and scope of any claim of any unexpired Patent.

1.14           “ ERV System” shall mean either an Energy Recovery Ventilator or a similar HVAC system of which an Energy Recovery Ventilator is a part provided in each instance a  Core is a component .

1.15           “Nano Air System” – an HVAC system, similar to water chillers currently produced within the field, of which Nano Air is a part.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.16            “System” shall mean either a Nano Air System or an ERV System.

1.17           “Term” shall mean the period commencing as of the date of this License and Supply Agreement and shall continue in perpetuity, unless and until sooner terminated in accordance with the terms of this Agreement or as otherwise provided by law.

1.18            “Territory” shall mean North America and South America.

1.19           “Trademark” shall mean a trademark, tradename or service mark, as defined by applicable law, that is: (i) owned, controlled or used by LICENSOR; and (ii) listed in Schedule A; and (ii) the subject of a registration or a pending application for registration or (iii) unregistered and is sufficiently identifiable by words or drawings together with a description of the goods or services with which it is used such that common law trademark rights may attach to it.

1.20           “Trade Secrets” shall mean all Know-How, data and other information developed or acquired without restriction by the LICENSOR as of the date of this Agreement that is useful in the manufacture, use, or sale of Products in the Field.

Article 2 - Grant of Rights

2.1              LICENSOR hereby grants to LICENSEE, upon the terms and conditions of this Agreement, to the extent that it lawfully may, the exclusive license and right for the term of this Agreement, to manufacture, sell, lease and distribute Product, and to use the Intellectual Property in connection therewith, in the Field and Territory subject to the terms and conditions of this Agreement (the “License”).  The foregoing right and license shall terminate upon termination of this Agreement, regardless of reason.  Other than as specifically provided in this Agreement, LICENSEE may not sublicense any rights granted herein without the prior written authorization of LICENSOR (which such authorization will not be unreasonably withheld, conditioned or delayed) and provided any such sub-licensee accepts in writing all of the terms and conditions of this Agreement; provided, however, the LICENSEE shall not sublicense the agreement to a competitor of the LICENSOR or a person or entity that has a non-compete agreement with the LICENSOR.

2.2              Upon the termination of this Agreement, regardless of reason, any and all sub-licenses granted hereunder shall terminate.

2.3              In the event LICENSEE fails to enforce the terms and conditions of any sublicense, LICENSOR may opt, upon fifteen (15) days prior written notice to the LICENSEE, to institute and prosecute an action in its name or in the name of the LICENSEE as may be desirable to protect the LICENSOR’s rights and interests.  LICENSEE shall join as a party to any such action if required by law or procedure.  In the event LICENSEE brings any action to enforce the terms and conditions of any sublicense, upon LICENSEE request and at LICENSEE’S expense, LICENSOR shall cooperate with such enforcement action.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

2.4             Notwithstanding the foregoing, no provision in this Agreement shall be deemed to constitute an assignment to LICENSEE of the Intellectual Property and all right, title and interest to the Intellectual Property shall remain vested in LICENSOR.

2.5             LICENSOR has entered into agreements pursuant to which third parties may purchase energy recovery ventilators and energy recovery ventilator cores and Systems from LICENSOR for sale in the Field and certain portions of the Territory (“Third Party Agreements”).  Notwithstanding any provision of this Agreement to the contrary, LICENSOR shall have the right to continue to meet the obligations of the Third Party Agreements until termination and thereafter to the extent required under said agreement including, but not limited to, any surviving warranty obligations.  LICENSOR has disclosed said Third Party Agreements to LICENSEE by letter correspondence dated as of October 26, 2012, and LICENSEE acknowledges said disclosure.    Except to the extent provided herein, LICENSOR shall not grant the same rights of LICENSEE as granted in this Agreement that are exercisable in the Field and Territory to any third parties and shall not knowingly supply Products to any third parties for use in the manufacture, sale or lease of Product in the Field and Territory.

2.6             LICENSEE will use all reasonable efforts to promote, market, sell and lease Products in the Field and Territory and with relation thereto shall comply with all applicable laws, rules and regulations of each country in the Territory including, but not limited to those laws, rules and regulations related to the manufacture, import, sale, distribution, promotion, marketing, handling, storage and shipment of Products.

2.7             LICENSEE shall not knowingly manufacture, use, sell, lease, transfer, or dispose of the Products  outside of the Territory.  LICENSEE will take all reasonable actions to prevent the use, manufacture, sale, lease, transfer or other disposal of the Products outside of the Field and Territory by third parties.

2.8             Except to the extent permitted by prior written consent of LICENSOR, which shall not be unreasonably withheld, conditioned or delayed, LICENSEE will not alter, modify, reverse engineer, decompile or change any Products, or the labeling or contents thereof and will make reasonable efforts to prevent its customers from doing so.  If LICENSEE becomes aware that any of its customers has altered, modified, reverse engineered, decompiled or changed any of the Products, LICENSEE shall promptly notify LICENSOR and, if LICENSOR so requests, LICENSEE shall cease selling Products to such customer.

Article 3 - Disclosure of Intellectual Property

3.1             At the request of LICENSEE, LICENSOR shall provide reasonable support, via telephone or electronic means, regarding the incorporation of Product related to Energy Recovery Ventilators in LICENSEE’S ERV Systems or the ERV Systems of LICENSEE’s customers in the Field and Territory.  Any additional support shall be upon terms and conditions to be agreed by the Parties. LICENSEE shall make reasonable efforts to produce a commercially viable NanoAir product making Improvements as necessary to achieve this goal.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

  Article 4 - COMPENSATION

4.1           With respect to the license granted under Article 2, LICENSEE shall pay LICENSOR a license payment of Two Million Dollars (US $2,000,000).  Said payment shall be made coincident with the execution of this Agreement in the form of retirement of the Two Million Dollar (US $2,000,000) Secured Promissory Note dated July 13, 2012, from LICENSOR to LICENSEE, as assignee of Michael Gostomski, including all interest accrued thereon.  This license fee is nonrefundable and noncreditable.

4.2           In addition to the payment under Section 4.1, LICENSEE shall pay LICENSOR a royalty on the Net Sales Price of each Product or System sold, leased, transferred or disposed of by or for LICENSEE pursuant to and during the Term of this Agreement (“Royalty Payment”).  The Royalty Payment for each such Product shall be the percentage of the Net Sales Price of the Product set forth in Schedule B unless Product is incorporated in or sold, leased or otherwise disposed of in conjunction with a System, in which case the Royalty Payment to be paid to the LICENSOR for each Product in the System shall be the percentage of the Net Sales Price of said System set forth in Schedule B. The Royalty Payment for any System of which NanoAir is a part shall be computed using the percentage of Net Sales Price designated for NanoAir Systems on Schedule B. Royalty Payments shall be due and payable thirty (30) days following the end of each month during the term of this Agreement.  The Net Sales Price of all Products and Systems invoiced, shipped transferred or disposed of by or for LICENSEE during each month shall be included in the calculation of Royalty Payments due for that month. However, with respect to  Products invoiced or shipped the Royalty Payment shall be paid on the earlier of  the month in which LICENSEE receives payment for such Products or ninety (90) days following the month in which the Product was invoiced or shipped.

4.3           All payments by LICENSEE under this Agreement shall be made at the address first written above or at such other address as the LICENSOR may specify by prior written notice.  Payments shall be made in U.S. dollars.  With respect to any transaction conducted outside of the United States, the Royalty Payment due thereon shall be calculated using the exchange rate published in the Wall Street Journal (“Journal”) on the date the Product or System is sold, leased or transferred.  If any such transaction takes place on a day on which the Journal is not published, the exchange rate shall be the rate contained in the first publication of the Journal following the transaction date.

4.4           In addition to any remedies available to LICENSOR in law or equity, should LICENSEE fail to remit to LICENSOR any amounts payable under this Agreement within the applicable grace period of the date when due, LICENSOR shall have the right to apply a late charge of 1.5% per month on the unpaid balance.

4.5           With each Royalty Payment, LICENSEE shall provide LICENSOR a written report which shall include the period for which the report is made, the LICENSEE identification number for and a description of each Product or System sold, leased, disposed of or transferred by or for LICENSEE during the month of the report, the address of the installation site  (if known), the LICENSOR production identification number relating to Products contained in the report, the total dollar amount of the Products and Systems sold, leased or otherwise disposed of by LICENSEE during said month, the calculation of the Royalty Payment, the total amount of the Royalty Payment for the month, and such other information as LICENSOR may reasonably request to confirm the Royalty Payment.  A report stating there has been no fee-bearing activity shall be provided to LICENSOR by LICENSEE for any royalty period in which no royalty bearing activity has occurred.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.6           LICENSEE agrees to keep true and accurate records, files and books of accounting relating to the Products and Systems sold, leased, transferred or otherwise disposed of and in sufficient detail so as to confirm the accuracy of all Royalty Payments due hereunder.  LICENSOR shall have the right to cause an independent, certified public accountant, to which LICENSEE has no reasonable objection, to audit such records and confirm LICENSEE’s transactions relating to the Products and Systems in the Field and Territory.  Such audit rights may be exercised no more often than once a year, within two (2) years after receipt by LICESNOR of the Royalty Payment to which such records relate, upon reasonable notice to LICENSEE and during normal working hours.  LICENSOR will bear the full cost of such audit unless such audit discloses an underpayment of five percent (5%) or more from the Royalty Payment due to LICENSOR for the period audited.  In such case, LICENSEE shall bear the full cost of the audit and shall pay such amounts due LICENSOR within sixty (60) days after the conclusion of the audit.  In the event such audit discloses an overpayment by LICENSEE to LICENSOR, LICENSOR shall pay such overpayment to LICENSEE within sixty (60) days after the conclusion of the audit, or at LICENSEE’s request credit such overpayment against Royalty Payments next due and owing until such overpayment amount is exhausted.  The terms of this Section shall survive any termination or expiration of the Agreement for a period of two (2) years.  The Parties agree that the failure to file or pay a Royalty Payment in full as required hereunder shall be considered a material default.

Article 5 - Agreement to Supply

5.1           During the Term, except as provided herein at Section 5.3, LICENSEE agrees to purchase, exclusively from LICENSOR, LICENSEE’s (and any sub-licensee’s) requirement of Products for use in the Field and Territory.  LICENSEE shall pay LICENSOR the price for each Product purchased as agreed between LICENSOR and LICENSEE (“Purchase Price”), and as set forth in that certain correspondence dated of even date herewith, as such Purchase Price may be adjusted, supplemented or amended from time to time in accordance with this Agreement.  The Purchase Price shall be subject to adjustment by LICENSOR for any increase LICENSOR incurs in producing the Product plus [***] percent of said increase.  Any such increase shall not take effect until the next Contract Quarter following notice to LICENSEE of said adjustment.  LICENSEE shall have the right to request reasonable documentation of any such increase and shall have the right to terminate the Agreement in the event LICENSOR incurs cost increases in a given year of the Agreement which exceed [***] percent of the highest purchase price paid by LICENSEE for the Product in the previous year of the Agreement.  Any such termination by LICENSEE shall be made within thirty (30) days of receiving notice of a cost increase from LICENSOR or said right is waived.  For the purpose of this Agreement “Contract Quarters” shall be defined as January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 for each year of the term, unless otherwise agreed in writing by the Parties

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

5.2   Not less than thirty (30) days prior to the commencement of each Contract Quarter, LICENSEE shall provide a forecast for the Products it will purchase from LICENSOR under this Agreement during the next two Contract Quarters, including quantities for each Product and requested delivery schedules for each Product and for each Contract Quarter (each a “Rolling Quarterly Forecast”).  Each Rolling Quarterly Forecast shall evidence a binding obligation of LICENSOR to supply the Product and for LICENSEE to purchase the Product set forth on such Rolling Quarterly Forecast.  Subject to the foregoing, each time the Quarterly Rolling Forecast is updated, LICENSEE may increase the quantities forecast for the Contract Quarter immediately preceding the current Contract Quarter by up to five percent (5%) and may decrease the quantities forecasted for that same Contract Quarter by no more than five percent (5%).  Further adjustments to said Contract Quarter purchases may be made upon the written agreement of the Parties provided, LICENSOR shall not deny a request by LICENSEE for an increase in the quantity of Products forecasted for said Contract Quarter if, after taking into account any other orders or commitments LICENSOR may have for its products in that period, it possesses sufficient materials and labor to supply the LICENSEE’S request for additional Products pursuant to the delivery schedule proposed.  For a Contract Quarter that has not been previously forecast, LICENSEE may set the forecast, at any level mutually acceptable by the Parties.  Notwithstanding the five percent (5%) threshold, subject to LICENSOR capacities related to productions runs, in the event the Parties are not able to agree upon the quantity of Product to be purchased by LICENSEE in a new Contract Quarter, LICENSEE shall have the right to increase its purchase by up to twenty percent (20%) of the quantity of each Product requested in the last Contract Quarter forecasted.  The quantities of each Product and delivery dates set forth in each Rolling Quarterly Forecast shall be evenly spread over each such quarter unless otherwise agreed in writing by the Parties.  The Products shall be purchased and paid for by LICENSEE pursuant to the terms and conditions of this Agreement.  No term or condition set forth in any purchase order or sales acknowledgment will have any effect other than the identification of Products ordered, quantity of each Product, delivery dates (subject to the provisions herein) and other general non-contractual invoice information.  All other terms and conditions contained in any such purchase orders or sales acknowledgments shall be deemed null and void.  The terms set forth in this Agreement shall apply to all purchase orders placed by LICENSEE and accepted by LICENSOR.

5.3   In the event:

(a) LICENSOR is unable to manufacture LICENSEE’s requirement of Product pursuant to the Rolling Quarterly Forecast and such inability continues for a period of thirty (30) days following written notice from LICENSOR to LICENSEE of such inability, or

(b) LICENSEE elects upon one hundred and twenty  (120) days prior written notice to LICENSOR to manufacture all or a portion of LICENSEE’s requirement of Product,

LICENSEE shall be permitted to employ the license granted under Article 2 to manufacture the amounts and types of Product required under the Rolling Quarterly Forecast pursuant to the terms of this Section.  In addition, in such a circumstance, LICENSEE may sublicense the right to manufacture said Products subject to the terms and conditions of this Agreement, as necessary to a contract manufacturer designated by LICENSEE and approved by LICENSOR, with said approval not to be unreasonably withheld, conditioned or delayed.  Prior to granting any such sublicense, LICENSEE will secure from said contract manufacturer a confidentiality agreement containing terms and conditions reasonably acceptable to LICENSOR but in no event less restrictive than the terms contained herein.  Notwithstanding any other provision of this Agreement to the contrary, LICENSEE will, at its expense, adhere to and enforce said confidentiality agreement and shall indemnify and hold harmless LICENSOR from and against any and all claims, losses, expenses, including without limitation reasonable attorneys’ fees, damage, causes of action and liabilities of every kind and nature asserted by any party or incurred by LICENSOR which result from or arise out of any license granted or used pursuant to the terms of this Section.  Any sub-license granted under this Section shall be revocable and specifically limited to producing Product for LICENSEE pursuant to the terms and conditions of this Agreement.  Any sublicense permitted hereunder shall not be sub-licensable or assignable.  LICENSEE shall not be required to pay LICENSOR the Purchase Price for Product produced by LICENSEE or its contract manufacturer pursuant to this Section, but shall pay LICENSOR the Royalty Payment set forth in Section 4 for each such Product or System.  Notwithstanding anything to the contrary contained in this Agreement, LICENSEE agrees that LICENSEE will not produce, purchase, procure or manufacture MTM.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

5.4   LICENSOR (directly or through its subcontractor, if any) shall test each Product and provide a report confirming that it meets the specification (“Specifications”) as disclosed to LICENSEE under separate letter dated of even date herewith, as may be updated and supplemented from time to time in accordance with this Agreement (“Specifications Disclosure”). LICENSEE reserves the right to test Product from each production run, employing the procedure outlined in the Specifications Disclosure (Product Acceptance Test Criteria), within fifteen calendar (15) days of receipt of each Product order.  Product not meeting the Specification, if not damaged in shipping or by improper handling, may be rejected by LICENSEE as non-conforming upon notice made to LICENSOR within the aforementioned period.  Failure to provide said notice in accordance with this provision shall bar any claims by LICENSEE with respect to the Products delivered.

5.5   LICENSOR will use commercially reasonable efforts to supply LICENSEE replacement Products within thirty (30) days following receipt of a notice of rejection issued in compliance with the terms of Section 5.4.  LICENSEE shall, with said notice provide LICENSOR with any Products believed to be non-conforming and all reasonable information LICENSOR may request with regard to such Products.  If LICENSOR agrees the Products do not meet Specifications, the Products LICENSOR provides as a replacement hereunder shall be provided without charge. LICENSOR shall have the right, at its expense, to inspect any Products LICENSEE deems non-conforming.  If LICENSOR disagrees with LICENSEE’s determination or determines that the Products were damaged in shipping or handling and the Parties are unable to resolve the issue then such Products shall be submitted to a mutually acceptable third party test facility.  Said test facility shall determine whether the Products in question meet the Specifications and, if so, if the failure was due to damage inflicted in shipping or handling.  The Parties agree that such test facility’s determination shall be final and determinative.  If such test facility determines that the Product in question did meet Specifications, LICENSEE shall accept the Product and shall pay for each Product as well as any replacement Products shipped by LICENSOR as a result of a rejection notice.  The foregoing shall be LICENSEE’s sole remedy for non-conforming Product. LICENSEE shall not return any Products, at any time unless (i) such Products are non-conforming, as determined by the provisions of this Section and (ii) upon prior written approval of LICENSOR.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

5.6           Unless agreed otherwise in writing, all Products purchased by LICENSEE hereunder shall be delivered to LICENSEE, at LICENSOR’s option, F.O.B. place of manufacture or F.O.B. LICENSOR’s Florida facility.  LICENSEE shall be responsible for all shipping costs, taxes (other than LICENSOR United States corporate income tax), import and export charges and all duties of any nature associated with each such purchase.  Risk of loss shall be borne by LICENSEE upon delivery of Product pursuant to the terms of this Section.  Requests for adjustments on shipping errors (including concealed shortages/overages) must be reported within ten (10) days after receipt of the shipment.  The delivering carrier shall be responsible for damage in shipment.  LICENSEE will provide suitable storage facilities for the Product and follow all reasonable storage and handling precautions, including but not limited to any reasonable instructions provided by LICENSOR.  LICENSOR will invoice LICENSEE for all Products it purchases.  Said invoices shall be paid net thirty (30) days with said period commencing five (5) days following the date LICENSOR notifies LICENSEE that the Product is available for shipment.

5.7           Notwithstanding any provision of this Agreement to the contrary, any liability of LICENSOR, regardless of nature, with respect to the Products, shall not exceed the invoice price of the Products to which the claim relates.

Article 6 – LICENSOR Representations and Warranties

6.1           LICENSOR is a corporation organized under the laws of the State of New York and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and performance of this Agreement by LICENSOR has been authorized by all necessary action on the part of LICENSOR.  The execution of this Agreement by LICENSOR will not (i) conflict with or violate any provision of the organizational documents or by-laws of LICENSOR, (ii) require any filing with, or any authorization or consent of any governmental entity, (iii) conflict with or violate any court or governmental order, or (iv) violate or breach the terms of any oral or written agreement of LICENSOR with any third party.

6.2           LICENSOR represents and warrants that title to the Products delivered to LICENSEE by LICENSOR under this Agreement will be free and clear of all liens, encumbrances, and security interests or other like claims.

6.3           LICENSOR represents and warrants to LICENSEE that the Product manufactured and sold by LICENSOR to LICENSEE under this Agreement conforms to the Specifications.

6.4           LICENSOR represents and warrants that the Products and the use of Products in  Systems in the Territory does not, to its knowledge, infringe the personal, contractual, proprietary, or intellectual property rights of any third party.

6.5           LICENSOR represents and warrants it has the authority to grant the rights set forth in this Agreement to LICENSEE.

6.6           Subject to the terms and conditions of this Agreement, LICENSOR represents and warrants that it will use reasonable efforts to maintain and prosecute any Patents during the Term.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6.7           LICENSOR DOES NOT ASSUME ANY LIABILITY, EITHER TECHNICAL OR ECONOMICAL OR OTHERWISE, FOR THE PERFORMANCE, SAFETY, QUALITY OR ANY OTHER ASPECT OF ANY PRODUCT MANUFACTURED BY IT OR ITS CONTRACTORS OR ANY SYSTEM AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, LICENSOR SPECIFICALLY DISCLAIMS AND EXCLUDES ALL WARRANTIES REPRESENTATION AND/OR GUARANTEES (EXPRESS, IMPLIED OR STATUTORY) REGARDLESS OF NATURE, ARISING BY OPERATION OF LAW OR OTEHRWISE,INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.8           The Third Party Agreements disclosed to LICENSEE in the correspondence dated as of October 26, 2012 are all Third Party Agreements within the Territory, accurately disclosure the pricing, duration and term for each Third Party Agreement, and such Third Party Agreements are in full force and effect, without default unless otherwise disclosed.

ARTICLE 7- LICENSEE Representations and Warranties

7.1           LICENSEE represents and warrants that it is a corporation organized under the laws of Delaware and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and performance of this Agreement by LICENSEE has been authorized by all necessary action on the part of LICENSEE.  The execution of this Agreement by LICENSEE will not (i) conflict with or violate any provision of the organizational documents or by-laws of LICENSEE, (ii) require any filing with, or any authorization or consent of any governmental entity, (iii) conflict with or violate any court or governmental order, or (iv) violate or breach the terms of any oral or written agreement of LICENSEE with any third party.

7.2           LICENSEE represents and warrants to LICENSOR that LICENSEE’s manufacture and sale of its Systems does not and will not, to the best of its knowledge, infringe the personal, contractual, proprietary, or intellectual property rights of any third party.

7.3           LICENSEE represents and warrants to LICENSOR that LICENSEE’s Product, when manufactured by or for it pursuant to the terms and conditions hereof, and Systems are free of material defects in design, materials and workmanship, including, without limitation, such defects as may create or pose a hazard or danger to life, health or property

7.4           LICENSEE represents and warrants to LICENSOR that LICENSEE will use commercially reasonable efforts to promote and market the sale, lease and use of the Products and Systems in the Field and in each country of the Territory.

Article 8 – Rights and Improvements

8.1           The parties agree that any Improvements to the Intellectual Property made or carried out by: (i) Licensee, or its employees, officers, affiliates or agents; or (ii) Licensor, or its employees, officers, affiliates or agents, shall be promptly disclosed to the other Party, in confidence and in such detail as is reasonably required to permit the Party to use such Improvement.  Licensor shall own and hold all right, title and interest to all such Improvements, except that Licensee shall have the right of use of such Improvements during the term of this Agreement pursuant to the license granted in Article 2.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

8.2           During the term of this Agreement, LICENSEE agrees to identify and mark all products produced by LICENSEE with such indications of the Patents and/or Trademarks as Licensor may reasonably direct or approve in writing to protect the Intellectual Property.

8.3           Notwithstanding any provision of this Agreement to the contrary, LICENSOR shall own any intellectual property of any nature including but not limited to all Confidential Information and/or know-how and any amendments, modifications or improvements thereto, regardless of nature, created or developed, during the term of this Agreement, by or for LICENSOR, by or for LICENSEE or by or for LICENSEE in concert with any other party, including LICENSOR, which is related directly or indirectly to Product and its uses (including but not limited to any intellectual property and /or know-how relating to the synthesis, resins, or fabrication of MTM) (“Rights”).  LICENSEE shall promptly inform the Licensor in writing of any such Rights and shall provide reasonable guidance with respect to instructing the LICENSOR as to use thereof.

8.4           LICENSEE shall assign ownership of any such Rights or Improvements to the LICENSOR and shall take all reasonable actions to assist the LICENSOR, at the LICENSOR’s expense with respect to the Rights, in securing and enforcing any patents the Licensor may seek relating thereto.

8.5           LICENSEE shall pay all Maintenance Fees within 30 days of receipt of an invoice from LICENSOR.  Said invoice shall include reasonable support of the charges.

8.5           Each Party shall promptly inform the other of any suspected infringement of any claims of the Patents, or any misuse, misappropriation, theft or breach of confidence of the Intellectual Property in the Field and Territory by a third party, and with respect to such activities as are suspected, LICENSOR shall have the right but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the Intellectual Property against such third party.  If Licensor fails to bring such an action or proceeding within a period of sixty (60) days after receiving notice thereof, then LICENSEE shall have the right to prosecute at its own expense any such claim.  Should either LICENSOR or LICENSEE commence suit under the provisions of this section and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue the prosecution of such action or proceeding at its own expenses.  Any damages recovered from such action will be divided between the Parties in proportion to the percentage of such costs which they have paid.  Neither LICENSOR nor LICENSEE shall settle any action covered by this section without first obtaining the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Article 9 – Confidentiality

9.1           Each Party acknowledges that, pursuant to this Agreement and during the term hereof, the party and its employees and agents, as a direct or indirect consequence of or through this Agreement, will come into possession of information that is not in the public domain and that is proprietary to the other party (“Confidential Information”). With respect to the LICENSOR, Confidential Information shall include, without limitation, its Intellectual Property.  Each Party further agrees, in perpetuity (except as reduced by a court of competent jurisdiction), to keep confidential all of the other Party’s Confidential Information and all information relating thereto disclosed to it pursuant to this Agreement and to use the same during the term of this Agreement only for the purposes set forth in and as permitted herein, and to make no use of, or disclose whatsoever of, the same following termination of this Agreement.  No Party shall deviate from the foregoing restriction unless it secures prior written approval from the other Party for such deviation; provided, however, that the Parties shall be entitled to communicate Confidential Information received under this Agreement to any subcontractor manufacturing the Product, as permitted by the terms of the Agreement, but only to the extent such information is necessary for the subcontractor to perform its services and the information is provided only after the subcontractor is bound in writing to confidentiality provisions at least as restrictive as those contained herein.  Each Party shall limit the internal disclosure of Confidential Information received from a disclosing Party to those officers, directors and employees who have a need to know and an obligation to protect it in accordance with the terms of this Agreement.

9.2   Notwithstanding the foregoing, no liability shall arise hereunder for use or disclosure of the other Party’s Confidential Information provided:

a.	Such Confidential Information is generally available to the public through no fault of receiving Party, and without breach of this Agreement; or

b.	Such Confidential Information is already possessed by the receiving Party, without restriction, prior to the disclosure hereunder as evidenced by appropriate written documentation; or

c.	Such Confidential Information is or has been lawfully disclosed to the receiving Party by a third party without an obligation of confidentiality upon the receiving Party.

9.3           A receiving Party shall only make such copies of the disclosing Party’s Confidential Information, as are necessary to achieve the purpose of this Agreement.  All Confidential Information furnished by one Party to the other Party shall remain the property of the disclosing Party.

9.4           In the absence of a protective order, if a Party is, in the reasonable opinion of its counsel, required to disclose the other Party’s Confidential Information pursuant to a court order or be exposed to liability for contempt or other sanctions, such Confidential Information may be disclosed to the court to the extent required under the order.

Article 10 - Term and Termination

10.1         Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall terminate upon the last to expire of the Patent Rights.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

10.2           In addition to any other right of termination contained herein, either Party may terminate this Agreement and all purchase orders issued hereunder immediately (i) upon sixty (60) days prior written notice to the other Party of a material breach, provided the breach is not cured within such sixty (60) day period or the other Party has not taken reasonable steps during such sixty (60) day period to cure the breach as promptly as possible; or (ii) upon the provision of written notice to the other party as of the date on which: (a) the other Party commences any proceedings under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization, liquidation, moratorium, relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for it, or for all of its assets, or makes general assignment for the benefit of its creditors; or (b) there is commenced against the other Party any proceeding of a nature referred to in subsection (a) above which remains undismissed for a period of thirty (30) days; or (c) there is commenced against the other Party an action seeking issuance of a warrant of attachment, execution, or other similar process against its assets; or (d) the other Party is generally not able to, or admits in writing its inability to, pay its debts as they become due.

10.3           Further, in addition to any other right of termination herein, LICENSOR may terminate this Agreement and any purchase orders related thereto upon thirty (30) days prior written notice to LICENSEE for any failure by LICENSEE to make any payment required under this Agreement, including but not limited to payments required under Article 4 or Article 5, in accordance with the terms and conditions of this Agreement, provided the required payment(s) is not made within said thirty (30) day period.

10.4           This Agreement may be terminated at any time upon the mutual written agreement of the parties.

10.5.          This Agreement may be terminated by the LICENSOR upon the sale or transfer of 50% or more the equity interests of the LICENSEE to a competitor of the LICENSOR or a person or entity that has a non-compete agreement with the LICENSOR

10.6           Notwithstanding any provision of this Agreement to the contrary, any termination of this Agreement shall be without prejudice as to any right of either party hereto with respect to any obligation of the other party accrued on or prior to the effective date of such termination.

Article 11 - Invalid Provisions

11.01         If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in any applicable jurisdiction, such unenforceability or invalidity shall not affect the other provisions of this Agreement and the unenforceable or invalid provision shall be construed to be amended in order to avoid such unenforceability or invalidity while giving maximum permissible effect to the Parties intentions expressed herein.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Article 12 – Remedies and Implied Waiver

12.1           Waiver by any Party of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty.  The failure of any Party to take any action by reason of any such breach or to exercise any such right shall not deprive any Party of the right to take action at any item while such breach or condition giving rise to such right continues.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

12.2           Unless otherwise stated in this Agreement, no remedy herein is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

Article 13 – Notices

13.1           Any notices, required to be given hereunder shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by guaranteed overnight delivery through a nationally recognized express carrier, addressed in each case as follows:

To LICENSEE:	MG Energy LLC 1666 Valley View Winona, Minnesota 55987 Attention: Michael Gostomski

With a copy to:	Harrison & Held, LLP 333 West Wacker Drive Suite 1700 Chicago, Illinois 60606 Attention: Robert T. Napier, Esq.

To LICENSOR:	Dais Analytic Corporation 11552 Prosperous Drive Odessa, Florida, 33556 Attention: Tim Tangredi
With a copy to :	Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 Attention: Peter DiChiara

or to any other address as to any of the parties hereto shall designate by notice as herein given. The notice given, as aforesaid, shall be deemed to be received by the Party to whom it is addressed: (i) if personally delivered, then on the date of delivery, (ii) if sent by guaranteed overnight delivery by such express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the fifth federal banking day following the day sent or when actually received.

Article 14 – Law and Forum

14.1           This Agreement and the rights hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of New York (“Governing Law”).

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Article 15 - Assignment

15.01         Except as expressly set forth to the contrary herein, neither Party shall have the right to transfer or assign any of its rights or obligations under this Agreement to any third party without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, this Agreement may be assigned by LICENSOR to any successor to its business, whether by acquisition of all or substantially all of its assets, acquisition of equity, merger, consolidation or otherwise.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Article 16 - Entire Agreement; Amendments; Headings; Counterparts

16.1           This Agreement sets forth the entire agreement and understanding between the Parties with respect to the matter hereto and supersedes all previous communications, whether written or oral. This Agreement may be amended, modified or supplemented but only pursuant to a writing signed by both of the Parties to this Agreement.

16.2           The captions to sections of this Agreement have been inserted solely for convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter

16.3           This Agreement may be executed in any number of counterparts and by facsimile transmission.

Article 17 - Indemnification

17.1           LICENSEE shall indemnify, defend and hold LICENSOR its affiliates and their respective directors, officers, employees, agents and advisors harmless from and against any and all claims, demands, actions, causes of action, judgments, losses, liabilities, costs and expenses, including but not limited to reasonable attorneys’ fees and other litigation expenses (collectively, “Losses”), arising from or related to (i) any bodily injury, wrongful death or damages suffered by third parties arising out of the Products or Systems; provided said Losses do not directly and solely arise from the failure of the Product provided by or on behalf of LICENSOR to LICENSEE under this Agreement to meet Specifications at delivery,(ii) LICENSEE’s and/or any of its contractor’s or sublicenee’s breach of any of the covenants or representations contained herein, and (iii) any statement, representation or warranty made by LICENSEE, any of its sublicensee, contractors or any of their respective employees or agents with respect to Products or System or its use that is not consistent with the statements or representations contained herein.

17.2           With respect to the indemnity and hold harmless provisions of Section 17.1, LICENSEE agrees to defend LICENSOR (at LICENSOR’s request and option, with attorneys mutually agreed upon) in any suit or action brought or threatened against LICENSOR based on the foregoing provision including but not limited to any suit or action based on any such injury, damage or alleged injury or damage and to pay all reasonable costs, expenses and reasonable attorney fees.  The Parties shall negotiate in good faith concerning the direction of the defense and any compromise or settlement of any action or claims against LICENSOR.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

17.3           LICENSOR shall indemnify, defend and hold harmless LICENSEE from and against any and all Losses arising from or related to (i) any bodily injury, wrongful death or damages suffered by third parties which are the direct result of the failure of the Product, if manufactured by or for LICENSOR and provided to LICENSEE by LICENSOR under this Agreement, to meet the Specification at delivery, or (ii) any breach by LICENSOR of any of its covenants or representations set forth herein.

17.4           With respect to the indemnity and hold harmless provision of Section 17.3 LICENSOR agrees to defend LICENSEE (at LICENSEE’s request and, at LICENSEE’s option, with attorneys mutually agreed upon) any suit or action brought or threatened against LICENSEE based on said provisions including but not limited to any suit or action based on any such injury, damage or alleged injury or damage, and to pay all reasonable costs, expenses and reasonable attorney fees.  The Parties shall negotiate in good faith concerning the direction of the defense and any compromise or settlement of any action or claims against LICENSEE.

17.5           Notwithstanding the foregoing, the Parties agree that any amounts to be paid by LICENSOR under Article 17 shall not in any event exceed, in the aggregate, Two Million Dollars (USD $2,000,000).

Article 18- Survival

18.1           The royalty payment and record keeping provisions of Article 4, the payment obligations of Article 5, the assignment and patent obligations of Article 8, and Articles 9 and 17 in their entirety shall survive the expiration or termination of this Agreement (and any extensions thereof) as shall any other provision which specifically states it shall survive termination or expiration.

Article 19 - No Partnership or Joint Venture

19.1           Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business entity of any kind between the parties and the rights and obligations of the Parties shall be limited to those expressly set forth herein.  Nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties.

Article 20- Force Majeure

20.1           Except with respect to any payment provisions herein, neither Party will be held responsible for any delay or failure in performance of this Agreement caused directly or indirectly by the following events beyond the reasonable control of that Party: acts of God, natural disaster (e.g., earthquakes, hurricanes, tornadoes, storms, or floods),fires, explosions, wars, civil disturbances, military conflicts, terrorism, terrorist acts, insurrections, riots, material shortages, governmental acts or acts required by the government, accidents or labor conflicts.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Article 21- Disclaimer of Consequential Damages

21.1           Neither Party is liable to the other Party for any indirect, punitive, special, exemplary, incidental and/or consequential damages (for example, lost profits) arising in tort, contract strict liability or any other legal theory, from the execution or performance of this Agreement or any license granted hereunder .  Further, notwithstanding any provision of this Agreement to the contrary, in no event shall LICENSOR be liable for any claims of LICENSEE’s customers or other third parties for any such damages.

ARTICLE 22- Laws and Export Control

22.1           This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America to other countries which may be imposed upon or related to LICENSEE or LICENSOR from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information to a location or in a manner that at the time of the export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.  Further, each Party shall comply with all applicable foreign, federal, state and local laws, regulations and ordinances.

ARTICLE 23- Specific Performance and Injunctive relief

23.1           Each Party acknowledges and agrees that any breach by it of any of the covenants or agreements set forth in Article 2 and Article 9 hereof is likely to, and can be expected to, result in irreparable harm and injury, directly and indirectly, to other Party, and each Party therefore consents and agrees that, if it shall violate any of such covenants or agreements, the other Party shall be entitled, among and in addition to any other rights or remedies available at law or otherwise, to temporary and permanent injunctive relief (without the necessity of posting bond) to prevent the breaching Party from committing or continuing such violation or breach and to enforce specifically the provisions thereof in any judicial action or proceeding instituted in accordance with this Agreement.  The other Party will not claim as a defense to such petition for injunctive relief that there is an adequate remedy at law.

ARTICLE 24- Publicity

24.1           Neither Party shall publicly disclose the terms of this Agreement, except as required by law or governmental regulations (including but not limited to SEC regulations), without the prior written consent of the other Party which shall not be unreasonably withheld.

Article 25- Further Assurances

25.1           The parties hereto agree to execute and deliver such instruments and to take such other action as shall be reasonably necessary, or as shall be reasonably requested by the other party hereto, in order to carry out the transactions, agreements and covenants contemplated in this Agreement.

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate original counterparts by their duly authorized officers or representatives as of the day and year first above written.

MG Energy LLC By: /s/ Michael Gostomski Name: Michael Gostomski Title: Manager Dais Analytic Corporation By: /s/ Timothy N. Tangredi Name: Timothy N. Tangredi Title: President & CEO

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULES TO LICENSE AND SUPPLY AGREEMENT
BY AND BETWEEN
MG ENERGY LLC AND DAIS ANALYTIC CORPORATION
DATED OCTOBER 26, 2012

Schedule A

Patents

1.	U.S. Patent No. 6,841,601– Cross-linked polymer electrolyte membranes for heat and moisture exchange devices. This patent was issued on January 11, 2005.

2.	U.S. Patent No. 6,413,298 – Water and ion-conducting membranes and uses thereof. This patent was issued on July 2, 2002.

3.	U.S. Patent No. 6,110,616 – Ion-conducting membrane for fuel cell. This patent was issued on August 29, 2000.

4.	U.S. Patent No. 5,679,482 – Fuel Cell incorporating novel ion-conducting membrane. This patent was issued on October 21, 1997.

5.	U.S. Patent No. 5,468,574 – Fuel Cell incorporating novel ion-conducting membrane. This patent was issued on October 21, 1995.

6. 7.
U.S. Patent No. 7,179,860 – Cross-linked polymer electrolyte membranes for heat, ion and moisture exchange devices. This patent was issued on February 20, 2007.

U.S. Patent 8,222,346 B2 - Novel Coblock Polymers and Method for Making Same. This patent was issued July 17, 2012.

Patent Applications

1.	U.S. Patent Application #13/521,105- Anionic Exchange Electrolyte Polymer Membranes
2.	U. S. Patent Application # 12/442,582- Enhanced HVAC System and Methods

3.	Patent Application U.S. – #12/599,200 - Molecule Sulphonation Process*

4.	Patent Application U.S.– #12/664,762 - Stable and Compatible Polymer Blends* *Co-owned with Aegis Biosciences, LLC

[***] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Schedule B
Royalty

For the purpose of calculating the Royalty Payment due and payable by LICENSEE to LICENSOR pursuant to Section 4 of the Agreement the following  percentages  of Net Sales Price shall apply as indicated: :

1. [***]% of the Net Sales Price of each ERV System

2. [***]% Net Sales Price of each Core

3. $[***] per square ft of MTM with a minimum annual Royalty due and payable  to LICENSOR on each anniversary of the Agreement as follows:

a. 2013           $[***]
b. 2014           $[***]
c. 2015           $[***]
d. 2016           $[***]
e. 2017           $[***]
f.  2018 and each year thereafter $[***]

4. [***]% of Net Sales Price of Systems using NanoAir technology .

5. [***]% of Net Sales Price of SLATS using the NanoAir technology MTM technology, such technology is similar to the function of the Core technology to the ConsERV ERV

In the event more than one Product is incorporated in single device or system, the LICENSEE shall not pay a Royalty on each Product included in such device or system but will instead pay only the highest dollar Royalty applicable  to the Product in question.